Exhibit 23.2

Consent of Independent Public Accountants

      As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 29, 2001 included in Spieker Properties, L.P.’s Form 10-K/A for the year ended December 31, 2000, and our report dated January 29, 2001 included in Spieker Properties, Inc.’s Form 10-K/A for the year ended December 31, 2000 and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

June 1, 2001

San Francisco, California